CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation of our reports, included or incorporated by reference in this Form 11-K, into the Company's previously filed registration statements on Form S-8 (File Nos. 333-22035, 333-17473, and 333-75767), Form S-4 (File Nos. 33-302671 and
33-25471) and Form S-3 (File Nos. 33-5780 and 333-70691).


ARTHUR ANDERSEN LLP


Chicago, IL
June 25, 1999









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